Exhibit 4.5

EXECUTION COPY

LEASE AGREEMENT

This CONTRACT is made on August 8, 2002

BETWEEN:

(1) Dongguan Changan County Changshi Development Company, having its registered address at the 11TH Floor, Changan Group Building, Changan County, Dongguan City, Guangdong Province, the People’s Republic of China (hereinafter referred to as “Party A”); and

(2) Timerson Limited, a company having its registered address at the 14TH Floor, QPL Industrial Building, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong (hereinafter referred to as “Party B”).

Party A and Party B shall sometimes hereinafter be referred to a “Party” individually and the “Parties” collectively.

WHEREAS :

(1) Party A intends to convert a plot of land located at Zhenan Technology and Industry Park, Changan County, Dongguan City, with a total area of 48,800 m2 (the “Construction Land”) from agricultural-use land to industrial-use land, legally obtain the land-use right to the Construction Land and build thereon for Party B a plant, dormitories, and other annexes with electricity supply, fire prevention facilities, water supply and drainage and sewage facilities, telecommunication infrastructure and waste disposal facilities (collectively, the “Factory Facilities”). Party B intends to set up a processing production enterprise in Changan County, Dongguan City, and to lease from Party A the Factory Facilities.

NOW THEREFORE, through friendly negotiations and in consideration of the mutual benefits, terms and conditions set forth in the Contract, the Parties agree as follows:

CLAUSE 1

LEASE OF LAND AND BUILDINGS

1.1	According to the Dongguan State-owned Land Administration (Reference No. 344 of 2002), Party A will apply for the land-use right of the Construction Land. Party A has obtained Land Construction Zoning Permit (Reference No. 2002-13-00011) from Dongguan City Construction and Zoning Bureau. Party A shall construct the Factory Facilities on the Construction Land according to design drawings agreed upon by the Parties and approved by the department in charge of the construction and zoning authorities. Party A shall bear all the costs and expenses relating to the transfer of the land-use right of the Construction Land, the design, the construction and all other expenses and costs related thereto so as to make the Factory Facilities being fully available to Party B as contemplated in this Contract. Factory Facilities consist of one block of factory building (including manufacturing plant, office tower and energy center, each being a one story building), with a total construction area of [15,747] m2; one block six-story dormitory with a total construction area of [5,904] m2, and the related annexes (including water tanks, sewage facilities and night watchman stations) with a total construction area of 963 m2, all of which shall be completed with electricity supply, fire prevention facilities, water supply and drainage and sewage facilities, telecommunication infrastructure and waste disposal facilities. Any dispute arising out of or relating to the construction shall be construed in accordance with the design drawings agreed upon by the Parties and approved by the construction and zoning authorities. Party A shall have obtained the land-use right certificate for the Construction Land within six months of the date of executing this Contract by the Parties, or within such other period as may be agreed by Party B in writing.

1.2	Party A shall complete the construction of Factory Facilities at the earliest date as practicable after the date hereof (the “Date of Completion”). During the construction period, Party B shall have the right to inspect the construction site and request for alteration to the design or construction as Party B sees fit. The Date of Completion may be postponed until such time as reasonably agreed upon by the Parties to the extent that the delay is caused by amendments to design drawings and/or other construction requirements proposed by Party B. Within three months of the Date of Completion, or such other period as may be agreed by Party B in writing, Party A shall apply to conduct completion acceptance inspection for the Factory Facilities, obtain the building ownership certificate for Factory Facilities, arrange for leasehold-related registration and obtain any other governmental or related approval, permit or consent necessary for Party A to complete the construction and make available to Party B the Facilitised Factory Facilities (defined in Article 1.4 of this Contract) as in the manner and within the timeframe as provided herein.

1.3	After Party A obtains the building ownership certificate for the Factory Facilities, Party A shall follow the procedures set forth in Annex I and use its best efforts to assist Party B to obtain all required approvals for establishing a processing production enterprise business, including the approval of an agreement relating to processing arrangements, the business license for the processing production enterprise, tax registration, opening a bank account for the processing production enterprise, registration and filing with the customs authorities to ensure that the processing production enterprise may commence preparation for commercial production soon after the Factory Facilities have been fully facilitised.

1.4

Upon completion of the Factory Facilities, Party A shall commence facilitising the Factory Facilities in accordance with the instructions of Party B relating to design specifications. The facilitisation shall meet engineering and technological requirements and the requirements of environmental compliance as certified by a Vice President of Quality Control of Party B necessary for Party B to formally commence the production (Factory Facilities after facilitisation referred to hereinafter as “Facilitised Factory Facilities”). After the facilitisation, Party A shall be responsible for obtaining the completion acceptance inspection certificate relating to the construction quality, fire prevention and environmental compliance for all installed interior and exterior facilities and fixtures and all other governmental and relevant departmental approvals, permits or consents necessary for the commencement of commercial production at the Facilitised Factory Facilities. Party A shall complete and handover the Facilitised Factory Facilities within 12 months of the date hereof (the “Handover Date”). The Handover Date may be extended under special circumstances and with the consent of Party B for a period of up to six months. Party A shall hand over the Facilitised Factory Facilities on the Handover Date so as to allow Party B to commence machinery and equipment installation, connection, testing and commissioning (collectively, “Preparation”). The period of Preparation shall begin on the Handover Date and continue for 30 days thereafter. During the period of Preparation, Party A has agreed not to collect any rental payment, management service fees or any other fees from Party B. The first day when Party B is obligated to pay rental payments and management and service fees begins on the date after the Preparation period ends (the “Commencement Date”).

1.5	If Party A is unable to complete the Facilitised Factory Facilities to the satisfaction of Party B, including all its duties in Articles 1.1 to 1.4, 4.1 and 4.2, before the Handover Date, Party B has the right to determine whether or not to extend the Handover Date. If Party B determines to extend the Handover Date and within the maximum six month extension period Party A still fails to complete and deliver the Facilitised Factory Facilities to the satisfaction of Party B, including all its duties in Articles 1.1 to 1.4, 4.1 and 4.2, before the extended Handover Date necessary for Party B’s commencement of commercial production at the Facilitised Factory Facilities, Party B shall have the right not to lease the Factory Facilities from Party A. Party A shall compensate for losses caused to Party B as a result of the delay of the delivery of the Factory Facilities, including compensation in an amount equal to twice the amount of the Deposit (defined in Article 1.6 of this Contract).

1.6	In order to show the sincerity of Party B, within one month of the date hereof Party B shall open an irrevocable standby letter of credit with Party A as the beneficiary, confirmed by a bank in mainland China appointed by Party B, as a deposit (the “Deposit”). The amount of Deposit shall be the equivalent of six months of rental payments and management service fees. Monthly rental payments shall be calculated in accordance with Article 2.2 of this Contract and monthly management service fee shall be calculated in accordance with Article 2.1 of the Management and Service Agreement dated the date hereof and the total amount of Deposit is HK$11,436,420. Conditions for drawdown of the Deposit include the presentation of (i) the land-use right certificate for the Construction Land, (ii) the building ownership certificate for the Factory Facilities, (iii) a confirmation letter (the “Confirmation Letter”) to be issued by Shenzhen Branch of Beijing King & Wood Law Offices (“King & Wood”) within seven business days of request of Party A in writing and after the necessary investigation by King & Wood confirming that above-mentioned two certificates are correct and legally valid, and (iv) an inspection certificate (the “Inspection Certificate”) signed by a Vice President of Quality Control of Party B as to his satisfaction that the Factory Facilities or Facilitised Factory Facilities, as the case may be, comply with all specifications for the design, and that with respect to the main structural construction of the Factory Facilities or Facilitised Factory Facilities, as the case may be, comply with all specifications for the construction that have been agreed upon by the Parties. Party A shall present the originals of above (i) to (iv) documents to the confirming bank requesting for payment. Nothing contained in the Inspection Certificate shall prejudice Party B’s ability of making any future claims on the construction quality of the Factory Facilities intended for the purpose stated herein.

The Deposit shall be counted against the first six months of the rental payments and management and service fees of the Lease Term (as defined in Article 2.1) until the Deposit is used up. Party A shall not be entitled to use the Deposit to set-off any other claims Party A may have over Party B.

CLAUSE 2

LEASE TERM AND RENTAL PAYMENT

2.1	Except as otherwise provided in this Contract, Party B agrees to lease the Facilitised Factory Facilities and the land-use right to the Construction Land for a term of 15 years commencing on the Commencement Date (the “Lease”). The Lease may be extended pursuant to Article 2.3 of this Contract. Unless otherwise indicated, the term “Lease Term” used in this Contract shall mean the Lease and an extension thereof.

2.2	Party B agrees to lease the Facilitised Factory Facilities and the land-use right and pay rental payments calculated as follows :

First to Sixth rental years : HK$1,400,000 per month

Seventh to Eleventh rental years: HK$350,000 per month

Twelfth to Fifteenth rental years: HK$385,000 per month

The first rental year means a period of 12 months beginning from the Commencement Date. Each of the subsequent rental year means a period of 12 months beginning from the next day after the completion of last rental year.

2.3	If Party B intends to renew the Lease, Party B shall notify Party A in writing three months in advance of the expiry of the Lease. Under the same terms and conditions, Party B has the priority to renew the Lease. Rental payments for the renewal period shall be negotiated and mutually agreed by the Parties.

2.4	After deducting the full amount of the Deposit as stated in Article 1.6, Party B shall pay the full monthly rental payment as specified in Article 2.2 above for the previous month within ten working days of the beginning of each month to a bank account specified by Party A. Party A shall issue a receipt for the full amount paid. If Party B fails to pay the rental payment on time and fails to cure the breach within 30 days of the receipt of a written notice from Party A and in the absence of any breach by Party A, Party B shall pay Party A a penalty in the amount of 0.1% of the unpaid rent everyday from the date after the due date until the date of actual payment. If Party B fails to pay rent for more than three months in the absence of any breach by Party A, and has not cured the breach within 30 days of the receipt of a written notice by Party A, Party B shall be viewed as having committed a breach under this Contract. In this event, Party A has the right to terminate this Contract and be compensated for losses as set out in Clause 11 of this Contract.

2.5	During the Lease Term, Party B shall have an option and a right of first refusal to purchase (collectively, the “Right to Purchase”) the Facilitised Factory Facilities and the land-use right of the Construction Land beginning from October 30, 2004, including related insurance proceeds, if applicable. If Party B exercises the Right to Purchase before October 30, 2009, Party B shall pay to Party A the purchase price on a specific exercise date as set forth in Appendix II to this Contract. If Party B exercises the Right to Purchase after October 30, 2009, the purchase price shall be determined by the Parties based on the then fair market value of the Facilitised Factory Facilities and the land-use right of the Construction Land. If Party B exercises the Right to Purchase on a date that is not an “Exercise Date” as specified in Appendix II, then the monthly rent payable for the month which the Right to Purchase is exercised shall be reduced pro rata.

2.6	Party A and Party B agree that beginning from the sixth year of the Lease Term Party A may assign the Facilitised Factory Facilities and the land-use right to the Construction Land to a third party. However, Party A shall notify Party B 30 days before Party A reaches a definitive agreement with the third party. During this 30 day period, Party B shall have the right to exercise its Right to Purchase. If Party B decides not to exercise the Right to Purchase and with Party B’s written consent, Party A may assign the Facilitised Factory Facilities and the land-use right to the Construction Land to a third party; provided, however, that Party A shall procure that the assignee shall assume in writing all the obligations of Party A under this Contract.

2.7

Party A and Party B agree that beginning from the sixth year of the Lease Term Party A may mortgage the Facilitised Factory Facilities and the land-use right to the Construction Land to a third party. However, Party A shall notify Party B 30 days before Party A reaches a definitive agreement with the third party. During this 30 day period, Party B shall have the right to exercise its Right to Purchase. If Party B decides not to exercise its Right to Purchase and with Party B’s written consent, Party A may mortgage the Facilitised Factory Facilities and the land-use right to the Construction Land to a third party. Party A has agreed that when the third party decides to realize its right as a mortgagee, Party A shall negotiate with the third party mortgagee to grant Party B the right of first refusal to purchase the Facilitised Factory Facilities and the land-use right of the Construction Land.

2.8	During the Lease Term, Party B shall have the right, with the consent of Party A (which consent shall not be unreasonably withheld, conditioned or delayed), to sublet the Facilitised Factory Facilities or assign its rights and delegate its obligations under this Contract to any of its control affiliates. In addition, Party B shall have the right to sublet the Facilitised Factory Facilities, assign or mortgage its rights and obligations under this Contract to a third party with written consent of Party A, which consent shall not be unreasonably withheld, conditioned or delayed. Party B shall procure that such control affiliates or the third party shall assume in writing all obligations of Party B under this Contract.

CLAUSE 3

REPRESENTATIONS AND UNDERTAKINGS

3.1	Representations and undertakings by Party A :

(1)	Party A is a company legally incorporated in Dongguan City, Guangdong Province, the Peoples’ Republic of China. It has complete right and power to carry out its business activities in accordance with its business registration certificate, memorandum and articles of association and/or other constitutional documents.

(2)	Party A has complete corporate power to enter into this contract and perform the obligations under this Contract.

(3)	The representative of Party A signing this Contract is authorized to execute this Contract in accordance with the memorandum and articles of association and/or other constitutional documents or corporate action of Party A and this Contract binds Party A.

(4)	By entering this contract, Party A has not violated any law or regulation or any obligations of Party A pursuant to any existing contract, agreement to which Party A is a party or any other obligations of Party A to a third party.

(5)	Party A shall apply and arrange for all governmental approvals, permits or consents relating to the purchase of the land-use right of the Construction Land, the construction of the Facilitised Factory Facilities and the processing arrangements (see Article 1.3 of this Contract) and the leasehold contemplated in this Contract and shall maintain valid all such approvals, permits or consents during the Lease Term.

(6)	On Party B’s paying the rental payments and management fees as provided herein, Party A shall ensure Party A’s peaceful and quiet enjoyment of the Facilitised Factory Facilities and the land-use right during the Lease Term as provided herein, without hindrance or eviction by Party A, Party A’s affiliates or any other person. Party A covenants that it shall defend (at its sole cost and expense) any adverse claims of title, right or infringement that may be asserted by any person relating to the land use right of the Construction Land and the Facilitised Factory Facilities that interfere with Party A’s right to peaceful and quiet enjoyment thereof.

(7)	Party A shall strictly implement the terms of, and perform its other obligations, under this Contract.

3.2	Representations and undertakings by Party B :

(1)	Party B is a company incorporated in Hong Kong Special Administrative Region, the People’s Republic of China. Party B has the right and power to carry out its business in accordance with its business registration certificate, its memorandum and articles of association and/or other constitutional document;

(2)	Party B has complete corporate power to enter into this Contract and to perform its obligations under this Contract;

(3)	The representative of Party B signing this Contract is authorized to execute it in accordance with the memorandum and articles of association and/or other constitutional documents or corporate action of Party B and this contract binds Party B; and

(4)	Party B shall strictly implement the terms of, and perform its other obligations, under this Contract.

CLAUSE 4

REQUIREMENTS FOR FACTORY FACILITIES AND FACILITISATION

4.1	Party A shall construct the Factory Facilities according to the design drawings agreed by Party A and Party B and approved by the relevant construction and zoning authorities. If the Factory Facilities do not conform to the requirements of the design drawings or fail to pass the completion acceptance inspection tests required by the relevant authorities or fail to obtain the completion acceptance certificate, Party A shall be responsible for remedial work at its own expense.

4.2	Party A shall facilitise the Factory Facilities in accordance with the instructions by Party B. If Party A’s facilitisation fails to satisfy the engineering, technological or environmental compliance-related requirements as certified by a Vice President of Quality Control of Party B, Party A shall be responsible for remedial work at its own expense. Until the Commencement Date, Party B shall have no obligation to lease the Factory Facilities and shall not be liable for any rental payments or management and services fees whatsoever.

4.3	During the Lease Term, if Party B intends to make any structural alteration to the Facilitised Factory Facilities to meet the requirements of processing production operation, including modification, expansion or improvement of the Factory Facilities, it shall notify Party A in writing of its plan. The plan shall be agreed by Party A and approved by the relevant construction and zoning authorities. Upon such approval, Party A shall assist Party B to obtain and maintain all necessary approvals, permits and consents from relevant governmental or regulatory departments relating to such structural alteration and assist Party B in the design and construction of the structural alteration. The cost for such alteration shall be borne by Party B.

4.4	Upon expiry of the Lease Term, Party B shall not dismantle the fixtures provided by Party A in the Facilitised Factory Facilities. When dismantling other fixtures installed by Party B, Party B shall ensure that the dismantling will not alter the basic structure of the Factory Facilities or endanger the safety of the Factory Facilities.

CLAUSE 5

INSURANCE

5.1	Party A shall, after consultation with Party B, obtain and maintain at all times for six years beginning from the Handover Date full and adequate insurance for the Factory Facilities. Party A shall consult with party B on matters relating to the purchase and maintenance of such insurance and provide Party B with certificates of insurance evidencing the insurance from time to time requested by Party B. If Party A fails to procure or maintain the insurance provided in this Article 5.1, Party B shall have the right, but not the obligation, to procure such insurance at Party A’s cost.

5.2	Party B shall at its own cost obtain and maintain from the date when the Preparation begins full and adequate insurance for the interior fixtures, the facilitisation of the Factory Facilities and all the machinery and equipment provided by Party B in the Facilitised Factory Facilities.

5.3	In the event that part or all of the Facilitised Factory Facilities have been damaged, Party A shall use the related insurance proceeds and additional funds, if applicable, to repair the Facilitised Factory Facilities to the satisfaction of Party B within a time frame to be agreed upon by the Parties. If Party A fails to repair the Facilitised Factory Facilities within the agreed time frame, Party B shall have the right to terminate this Contract without any further liability to Party A; provided that if the damages were caused by the gross negligence or willful misconduct of Party B, then Party A shall have the right to request that Party B reimburses it in an amount equal to such additional funds expensed by Party A.

CLAUSE 6

ADMINISTRATION AND MANAGEMENT

6.1	Party A shall nominate candidates for one plant manager, one officer dealing with the customs authorities, one qualified safety supervisor and one financial officer (collectively, “Management Employees”), responsible for internal administration, management of financial affairs and production operation of the processing plant and interaction between Party A and Party B. Party B shall have the right of appointment and removal with respect to the employment of the Management Employees. The salaries of the Management Employees shall be borne by Party B and not less than HK$2,500 each per month; provided, however, that Party B shall have the right to determine the actual salaries payable. The Management Employees shall take instructions from, and report to, the management of Party B.

6.2	Party A shall nominate candidates for workers to be employed by the processing plant and Party B shall have the right of appointment and removal with respect to the employment of the workers. Party B has agreed to pay each worker a salary based on the minimum wage determined by Dongguan City Government from time to time (the minimum wage currently in effect being approximately RMB 665).

6.3	Notwithstanding Articles 6.1 and 6.2 above, the Management Employees and the workers shall be employees of Party A. Party A shall assist Party B to obtain and maintain adequate and full insurance as required by Chinese law, including health insurance, accidental death and injury insurance, pension and unemployment and the cost shall be borne by Party B.

CLAUSE 7

MAINTENANCE

7.1	During the Lease Term, Party A shall assist Party B to keep the Facilitised Factory Facilities in good repair, including ensuring normal operation of all facilities and equipment relating to water supply, sewerage, electricity supply and telecommunication facilities within and surrounding the Facilitised Factory Facilities necessary for Party B to conduct commercial production. Party B shall be responsible at its own cost for the maintenance of the Factory Facilities.

7.2	During the Lease Term, Party A shall assist Party B to maintain and repair the Facilitised Factory Facilities, machinery and equipment provided by Party B. The cost shall be borne by Party B.

CLAUSE 8

COSTS AND EXPENSES

8.1	During the process of applying for approval for the processing production enterprise business, all governmental fees payable to relevant governmental departments in relation to the application shall be borne by Party B (except the fees mentioned in Article 8.3 of this Contract). All cost relating to leasehold registration shall be borne by Party A.

8.2	All taxes required to be paid according to the laws of the People’s Republic of China and fees and expenses relating to the normal operation of the processing plant shall be borne by Party B.

8.3	Before Party B exercises its Right to Purchase with respect to the Facilitised Factory Facilities and the land-use right of the Construction Land as provided in Article 2.5 and when the Management and Service Agreement is in effect, Party B does not pay separately foreign exchange remittance processing fees and the land-use right fee. If Party B exercises its Right to Purchase as stated in Article 2.5 or the Management and Service Agreement is terminated, whichever occurs earlier, Party A shall have the right to receive the foreign exchange remittance processing fee and land-use right fee from Party B. The foreign exchange remittance fee payable by Party B shall be mutually agreed upon in writing by the Parties upon negotiation and such fees shall be reasonable and in line with the generally accepted commercial practice in Dongguan. The land-use right fee shall be the amount as approved by the Dongguan City State-owned Land Administration.

CLAUSE 9

TRADEMARKS AND INTELLECTUAL PROPERTY

9.1	“ASAT”, “Timerson” and “leyiwen” (Chinese name of ASAT) and other trademarks, patents and knowhows owned by Party B or its affiliates from time to time are the intellectual property of Party B or its affiliates. Party A shall strictly follow Party B’s instructions in using the intellectual property. Without written consent of Party B, Party A shall not use Party B’s intellectual property for its own benefit or transfer the intellectual property to any other parties.

CLAUSE 10

CONFIDENTIALITY

10.1	Party A and all management and production personnel employed by it shall not divulge, communicate or disclose to any person any confidential information of, or relating to, Party B. Confidential information shall include, but not limited to, industrial property, non-patented technology processing method, technological processes and techniques, and any other related trade secrets as well as terms and conditions of this Contract and the Management Service Agreement and related documents and information. The duty of confidentiality continues until five years after the termination of this Contract.

CLAUSE 11

LIABILITY IN EVENT OF BREACH

11.1	If either Party breaches the representations and undertakings set forth in Clause 3 of this Contract or violates any other material terms of this Contract and the Management Service Agreement in the absence of the other Party’s fault and fails to cure the breach within the time periods provided in this Contract, the breaching Party shall compensate the other Party for all losses arising therefrom. In this case, Party A shall compensate all losses suffered by Party B and shall pay to Party B compensation in an amount equal to twice the amount of the Deposit. If Party B breaches material terms of this Contract (see Article 2.4 of this Contract) or unilaterally decides not to complete the 15 year Lease in the absence of Party A’s fault, Party B may, within 60 days of the receipt of a written notice from Party A, procure a tenant for the Facilitised Factory Facilities, which shall assume all rights and obligations of Party B under this Contract, failing which, Party B shall compensate Party A for all losses caused by Party B, including the rental payments for the remainder of the 15-year Lease.

CLAUSE 12

FORCE MAJEURE

12.1	“Force Majeure” shall mean events which are beyond the control of the Parties and not attributable to the negligence or willful conduct of a Party, and which are unforeseen, unavoidable or insurmountable, and which arise after this Contract becomes effective, and which prevent total or partial performance by either Party. Such events shall include earthquakes, typhoons, flood, fire, war, epidemics or any other events which cannot be foreseen, prevented or controlled, including events which are accepted as force majeure in general international commercial practice.

The Party who fails to perform all or any terms of this Contract due to Force Majeure shall notify the other Party in writing immediately. Within 15 days of claiming a Force Majeure event, it shall give the details of such Force Majeure event and its effect with supporting documentation. The Parties shall negotiate in good faith and reach a decision as to whether to terminate this Contract or waive part of the obligations under this Contract or to delay the performance of obligations under this Contract, depending on the extent of effect caused by the Force Majeure event.

CLAUSE 13

AMENDMENTS AND TERMINATION

13.1	Upon occurrence of any of the following events, the Parties may amend or terminate this Contract:

(1)	“Force Majeure” events, which render it impossible for all or any terms of this Contract to be performed (see Article 12 of this Contract) and the Parties agree in writing to terminate this Contract; and

(2)	When Party A exercises its Right to Purchase with respect to the Facilitised Factory Facilities and the land-use right of the Construction Land pursuant to Article 2.5 of this Contract.

13.2	Party A may terminate this Contract if:

(1)	Party B breaches representations and the undertakings of Party B in Article 3.2 (1) to (3) of this Contract and has not cured the breach within 30 days of receiving a written notice from Party A; or

(2)	Party B fails to pay rent for more than three months in the absence of any fault of Party A and has not cured the breach within 30 days of receiving a written notice from Party A.

13.3	Party B may terminate this Contract if:

(1)	During the Lease Term Party A fails to maintain valid, all necessary governmental and regulatory approvals, permits and consents as provided in Articles 1.1 to 1.4 of this Contract and has not cured the breach within 30 days of receiving a written notice from Party B; or

(2)	Party A breaches any of the representations and undertakings of Party A in Article 3.1 (1) to (6) or Party A’s obligations herein and such breach has not been cured within 30 days of receiving a written notice by Party B.

13.4	For the avoidance of doubt, Party B shall at all times have and retain title to all assets, equipment, machinery, spare parts and any other fixtures, both immovable and moveable, placed at or upon the Factory Facilities, products in stock, raw materials and all related documents and files, which shall be returned by Party A to Party B upon the termination of this Contract except for Article 13.1 (2).

CLAUSE 14

GOVERNING LAW AND ARBITRATION

14.1	This contract shall be governed by the laws of the People’s Republic of China.

14.2	Any disputes in connection with this Contract shall be settled through friendly negotiations. If within 60 days of the receipt of a written notice to negotiate by one Party, no settlement is reached, either party may submit the dispute to the Beijing Branch of China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall be conducted in accordance with rules of the procedures then in effect at CIETAC. An arbitration award by CIETAC shall be final and binding upon both parties. During the course of arbitration, both parties shall continue to perform those terms and conditions of this Contract unaffected by the dispute.

CLAUSE 15

OTHER TERMS AND CONDITIONS

15.1	If any or part of the provisions of this Contract is illegal, invalid or not enforceable, the legality, validity and enforceability of other provisions of this Contract shall not be affected in any way.

15.2	No rights or obligations can be transferred and no amendments can be made to this Contract without both Parties’ written consent. This Contract binds the Parties’ respective successors and assigns.

15.3	Party B shall have the right to set-off claims Party B may have over Party A from time to time arising from Party A’s obligations provided herein from amounts otherwise payable to Party A.

15.4	This Contract shall come into force on the day of signing by the authorized representatives of Party A and Party B and in the case of Party A also with the affixation of the official chop of Party A.

15.5	This Contract was drafted in Chinese and executed in six counterparts, with Party A and Party B each holding three copies. These copies shall have the same legal force.

15.6	Appendices form an integral part of this Contract and have equal legal effect as the main body of this Contract. This Contract constitutes the entire understanding between the Parties regarding the subject matter and supersedes all previous discussion, negotiation, letter of intent, agreements or any drafts of any other legal documents.

15.7	Any notice or written communication provided for in this Contract by either Party to the other shall be made by facsimile or by courier services. All notices and communications shall be sent to the appropriate addresses set forth at the beginning of this Contract until the same is changed by notice given in writing to the other Party.

15.8	If there is any conflict between the provisions of this Contract and those of the Management Service Agreement relating to the same subject matter, this Contract shall prevail.

15.9	Party B acknowledges and agrees that rental payments and management service fees provided in this Contract and the Management and Service Agreement, which shall be paid by Party B, are inclusive of all charges, fees, taxes, or similar items of whatever kind levied on or with respect to the lease of Facilitised Factory Facilities and the land-use right of the Construction Land.

Party A:
Company Name

By
Name:
Title:

Company Chop

Party B:
Company Name

By
Name:
Title:

Appendix I

Procedures	Department In-Charge	Documents Required
Pre-approval of the name for the processing enterprise	Dongguan Industrial and Commercial Administration Bureau

1.      Name Registration and Application Form signed by the person responsible for the establishment of the processing enterprise

2.      Enterprise Name Application Form

3.      All registration documents pertaining to business operation of the foreign investor issued by the home country of the investor

4.      Other documents requested by the Dongguan City Industrial and Commercial Administration Bureau

Project establishment	Dongguan Bureau of Foreign Trade and Economic Cooperation (“Dongguan BOFTEC”)

1.      Preliminary Form of New Project for Export-oriented Processing Enterprises (with approval opinions from District Management Office, County Foreign Economic Cooperation Office and Fire Prevention Department)

2.      Other documents requested by the Dongguan BOFTEC

Signing of agreement and filing for approval	Dongguan BOFTEC

1.      Approval Application Form of New Project for Export-oriented Processing Enterprises

2.      Approved recently signed “Preliminary Form of New Project for Export-oriented Processing Enterprises”

3.      Bank credit proof of the foreign party

4.      Commercial registration certificate of the foreign party

5.      Foreign party’s legal representative ID.

6.      Other documents required by Dongguan BOFTEC

Registration	Dongguan Industrial and Commercial Administration Bureau

1.      Export-oriented Processing and Assembly Agreement

2.      Export-oriented Processing and Assembly Application Form

3.      Proof of filing of the Export-oriented Processing Assembly Agreement and Preliminary Form for Newly Signed Agreements

4.      Enterprise Application Form for Export-oriented and Assembly Enterprises

5.      Registration Form of the person responsible for operation and a copy of his/her ID

6.      Foreign Party’s Business License

7.      Credit proof of the foreign party

8.      A copy of ID of the person in charge of the foreign party

9.      If the Chinese enterprise has already received the domestic enterprise business license and has signed an export-oriented processing agreement, then in addition to the documents described above, the Chinese enterprise must provide a copy of its business license

10.    if pre-approval is involved, copies of the pre-approval documents

11.    other documents required by Dongguan Industrial and Commercial Administration Bureau

Procedures	Department In-Charge	Documents Required
Apply for institutional/organizational code number	Dongguan Technology Quality Assurance Bureau

1.      Application Form for Institutional/Organizational code number

2.      original and copy of the business license

3.      copy of the ID of the legal representative or the person in charge

4.      If an existing code number exists, original and copy of the code number document

5.      other documents required by Dongguan Quality Assurance Bureau

National taxation registration	Changan Branch of Dongguan State Taxation Bureau

1.      Taxation registration form

2.      original and copy of business license

3.      original and copy of ID of the legal representative or the person in charge

4.      original and copy of the institutional/organizational code number document

5.      seals, chops for use by the enterprise

6.      proof of bank account numbers

7.      copies of title documents or lease agreement

8.      other documents required by Dongguan State Taxation Bureau

Local tax registration	Changan Branch, Dongguan Local Taxation Bureau

1.      approval documents by the department in charge

2.      original and copy of business license

3.      copy of the organization/institutional code number document

4.      proof of bank account numbers

5.      original and copy of the legal representative or the person in charge

6.      explanation on the personnel engaged in accounting and tax-related matters

7.      relevant contracts or agreements

8.      proof of the address of the tax payer

9.      other documents required by Changan Branch of Dongguan Local Taxation Bureau

Filing with the Customs	Dongguan Customs

1.      business license

2.      tax registration certificate issued by taxation bureau

3.      approval documents and proof of filing of the relevant contracts

4.      original and copy of the contract signed

5.      other documents required by Dongguan Customs

Appendix II

Exercise Date and Fair Market Value

Exercise Date:	October 30, 2004
Fair Market Value (HK$):	108,402,129

Exercise Date:	January 31, 2005	April 30, 2005	July 31, 2005	October 30, 2005
Fair Market Value (HK$):	105,234,791	102,634,791	101,179,867	98,736,613

Exercise Date:	January 31, 2006	April 30, 2006	July 31, 2006	October 30, 2006
Fair Market Value (HK$):	93,805,436	90,898,097	88,090,759	85,183,420

Exercise Date:	January 31, 2007	April 30, 2007	July 31, 2007	October 30, 2007
Fair Market Value (HK$):	82,276,081	79,368,743	76,461,404	73,554,065

Exercise Date:	January 31, 2008	April 30, 2008	July 31, 2008	October 30, 2008
Fair Market Value (HK$):	70,646,727	68,922,588	66,932,049	65,474,310

Exercise Date:	January 31, 2009	April 30, 2009	July 31, 2009	October 30, 2009
Fair Market Value (HK$):	63,750,172	62,122,588	60,401,894	58,377,756

Notes: (1) If the actual exercise date (the “Actual Exercise Date”) does not fall on an anticipated exercise date as set forth on the table above (the “Anticipated Exercise Date”), the exercise price on the Actual Exercise Date shall be the FMV as set forth for the Anticipated Exercise Date, pro-rated by taking into account the number of days that have elapsed between the Anticipated Exercise Date and the Actual Exercise Date.

(2) If the Commencement Date begins after October 1, 2003, Party B shall pay additional rent to Party A calculated as follows:

Additional rent to be paid by Party B = rental payment payable between October 1, 2003 and the Actual Exercise Date-rental payment paid between the Commencement Date and the Actual Exercise Date